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                                                         EXHIBIT 5.1
May 30, 1997





Merrill Corporation
One Merrill Circle
Saint Paul, MN 55108


RE: REGISTRATION STATEMENT ON FORM S-8
           1993 STOCK INCENTIVE PLAN;
           1996 NON-STATUTORY STOCK OPTION PLAN; AND
           1996 NON-EMPLOYEE DIRECTOR PLAN


Ladies and Gentlemen:

    We have acted as counsel to Merrill Corporation, a Minnesota corporation (the "Company"), in connection with the registration by the Company of 1,303,000 shares (the "Shares") of its Common Stock, $.01 par value, pursuant to the Company's Registration Statement on Form S-8 for the Company's 1993 Stock Incentive Plan, the Company's 1996 Non-Statutory Stock Option Plan and the Company's 1996 Non-Employee Director Plan (collectively, the "Plans"), under which 500,000, 603,000 and 200,000 shares, respectively, are to be registered, to be filed with the Securities and Exchange Commission on May 30, 1997 (the "Registration Statement"). Of the Shares to be registered, 3,347 Shares already have been issued pursuant to the 1996 Non-Employee Director Plan (the "Issued Shares") and 1,299,653 Shares remain to be issued pursuant to the Plans (the "Remaining Shares").

    In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals for copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

    In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

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Merrill Corporation
May 30, 1997

Page 2




    Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

    1. The Company had the corporate authority to issue the Issued Shares and has the corporate authority to issue the Remaining Shares, in the manner and under the terms set forth in the Registration Statement.

    2. The Issued Shares have been duly authorized and, at the time of their issuance, were validly issued, fully paid and nonassessable.

    3. The Remaining Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plans referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

    We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

    We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,


/s/ Oppenheimer Wolff & Donnelly

OPPENHEIMER WOLFF & DONNELLY